SHARE CANCELLATION AGREEMENT

THIS AGREEMENT is dated for reference the 6th day of July, 2009.

BETWEEN:

Protecwerx Inc.
                            (the “Company”)

AND:

Francine Boyd
                            (the “Shareholder”)

WHEREAS:

A.	The Shareholder is the registered and beneficial owner of 5,000,000 shares of the Company’s common stock (the “Shares”);

B.	The Company and the Shareholder recognize that cancelling the Shares will have a positive effect on the Company’s ability to secure a business combination; and

C.	The Shareholder’s spouse, Jerry Boyd, is retaining 7,000,000 shares of the Company’s common stock under the terms of a re-organization and potential business combination.

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Shareholder agree as follows:

Surrender

1.	The Shareholder shall return all 5,000,000 of the Shares (the “Surrendered Shares”) to the treasury of the Company and deliver to the Company share certificates representing the Surrendered Shares.

a.
The Shareholder recognizes that sufficient consideration is provided by the Company through the share cancellation agreement entered into by Jerry Boyd, the Shareholder’s spouse, pursuant to which Jerry Boyd retains 7,000,000 shares of the Company’s common stock.

Retirement

2.	The Company shall forthwith retire the Surrendered Shares pursuant to §78.283 of Chapter 78 of the Nevada Revised Statutes.

Representations and Warranties

3.	The Shareholder represents and warrants to the Company that:

a.	she is the owner of the Surrendered Shares;

b.	she has good and marketable title to the Surrendered Shares; and

c.	the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

4.
The Company has obtained legal advice concerning this Agreement and has requested that the Shareholder obtain independent legal advice with respect to same before executing this Agreement.  In executing this Agreement, the Shareholder represents and warrants to the Company that she has been advised to obtain independent legal advice, and that prior to the execution of this Agreement she has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

General

5.
Each party shall execute and deliver such further and other documents and do and perform such further and other acts as the other party may reasonably require to carry out and give effect to the terms and intentions of this Agreement.

6.	Time is expressly declared to be of the essence in this Agreement.

7.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.	This Agreement is not assignable without the prior written consent of the parties hereto.

9.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same Agreement.  The delivery of executed copies of this Agreement by fax shall constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first written above.

Protecwerx Inc. Per: /s/ Darrin Zinger Darrin Zinger, President and CEO	Francine Boyd /s/ Francine Boyd

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